EXHIBIT 99
October 24, 2006

FOR IMMEDIATE RELEASE

Press Contact: Douglas C. Sandvig
Senior Vice President,
Treasurer and Chief Financial Officer
Smithway Motor Xpress Corp.
(515) 576-7418

SMITHWAY REPORTS RECORD THIRD QUARTER EARNINGS

FORT DODGE, IOWA (PR Newswire) October 24, 2006—Smithway Motor Xpress Corp. (Nasdaq Capital Market: SMXC) announced today its financial and operating results for the third quarter and nine months ended September 30, 2006.

For the quarter, net earnings improved 6% to $1.7 million compared to $1.6 million for the same quarter in 2005. For the first nine months of 2006, net earnings improved 24% to $4.3 million compared to $3.5 million in the 2005 period.

For the third quarter of 2006, operating revenue increased approximately 3% to $59.0 million from $57.3 million for the corresponding quarter in 2005. Operating revenue, excluding fuel surcharge revenue of $10.4 million, decreased approximately 1% to $48.6 million from $49.1 million, excluding fuel surcharge revenue of $8.2 million, for the corresponding quarter in 2005. For the third quarter of 2006, net earnings were $1.7 million, or $0.35 per basic share and $0.34 per diluted share, compared with net earnings of $1.6 million, or $0.33 per basic share and $0.32 per diluted share, for the same quarter in 2005.

For the first nine months of 2006, operating revenue increased approximately 9% to $177.6 million from $162.4 million for the corresponding period in 2005. Operating revenue, excluding fuel surcharge revenue of $28.7 million, increased approximately 4% to $148.9 million from $142.7 million, excluding fuel surcharge revenue of $19.7 million, for the corresponding period in 2005. For the first nine months of 2006, net earnings were $4.3 million, or $0.87 per basic share and $0.85 per diluted share, compared with net earnings of $3.5 million, or $0.71 per basic share and $0.69 per diluted share, for the same period in 2005.

G. Larry Owens, President and Chief Executive Officer, commented, “Our third quarter 2006 earnings marked the highest quarterly earnings in Smithway history. Our earnings for the first nine months of 2006 were also the highest in history. These strong results boosted our earnings per share for the trailing four quarters to $1.02. Our operating ratio, excluding fuel surcharge revenue, for the quarter was 92.7% compared to 93.3% during the third quarter of 2005, a 60 basis point improvement. For the nine months ended September 30, 2006, our operating ratio improved by 100 basis points.

“We were able to achieve these improved results despite lower freight demand, escalating fuel prices and increased driver pay which increased our costs and reduced our truck production. A 5% increase in our rate per loaded mile somewhat offset these negative factors, resulting in a 3.9% decrease in revenue per seated tractor per week, compared to the third quarter 2005.

“During the quarter, average fuel prices increased 14% to $2.81 per gallon compared to $2.46 per gallon in the third quarter of 2005. Fuel surcharge revenue mitigated 90% of this price increase. We raised driver wages on April 1, 2006 and may be required to do so again in order to continue to attract and retain qualified drivers.

“We are proud of our record earnings this quarter, which were achieved by our team during a time of moderating freight demand and increasing costs. We continue our focus on excellence in operations as well as our commitment to disciplined cost controls so that we can positively impact future earnings.”

Smithway is a truckload carrier that hauls diversified freight nationwide, concentrating primarily on the flatbed segment of the truckload market. Its Class A Common Stock is traded on the Nasdaq Capital Market under the symbol “SMXC.”

This press release and statements made by the Company in its stockholder reports and public filings, as well as oral public statements by Company representatives, may contain certain forward-looking information, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “plans,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: failure to sustain quarterly and annual operating profitability, which could result in violation of bank covenants and acceleration of indebtedness at several financial institutions; the ability to obtain financing on acceptable terms, and obtain waivers and amendments to current financing in the event of default; economic recessions or downturns in customers’ business cycles; excessive increases in capacity within truckload markets; surplus inventories; decreased demand for transportation services offered by the Company; increases or rapid fluctuations in inflation, interest rates, fuel prices, and fuel hedging; the availability and costs of attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts, or changes in excess coverage, relating to accident, cargo, workers’ compensation, health, and other claims; the resale value of used equipment and prices of new equipment; seasonal factors such as harsh weather conditions that increase operating costs; regulatory requirements that increase costs and decrease efficiency, including emissions standards and hours-of-service regulations; changes in management; and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by the Company in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. The Company disclaims any obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data and operating statistics)

	Three months ended		Nine months ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2005	2006	2005	2006

Operating revenue:
Freight	$56,867	$58,458	$161,272	$176,106
Other	440	541	1,115	1,463

Operating revenue	57,307	58,999	162,387	177,569

Operating expenses:
Purchased transportation	20,423	20,546	55,938	62,780
Compensation and employee benefits	13,866	13,629	42,107	43,441
Fuel, supplies, and maintenance	13,106	14,276	36,121	41,217
Insurance and claims	1,309	1,402	4,975	4,320
Taxes and licenses	880	942	2,785	2,908
General and administrative	1,826	2,054	5,592	5,946
Communications and utilities	266	276	862	893
Gain on disposal of assets	(476)	(839)	(1,496)	(2,151)
Depreciation and amortization	2,810	3,142	8,154	9,017

Total operating expenses	54,010	55,428	155,038	168,371

Earnings from operations	3,297	3,571	7,349	9,198

Other (expense) income:
Interest expense	(500)	(629)	(1,268)	(1,669)
Interest income	47	67	98	126
Earnings before income taxes	2,844	3,009	6,179	7,655
Income tax expense	1,216	1,287	2,693	3,331

Net earnings	$1,628	$1,722	$3,486	$4,324

Basic earnings per share	$0.33	$0.35	$0.71	$0.87
Diluted earnings per share	$0.32	$0.34	$0.69	$0.85
Basic weighted average common shares outstanding	4,936,624	4,988,124	4,925,818	4,979,501
Diluted weighted average common shares outstanding	5,060,194	5,083,302	5,043,778	5,080,523

OPERATING STATISTICS
Operating ratio (1)	94.2%	93.9%	95.5%	94.8%
Operating ratio, excluding fuel surcharges (2)	93.3%	92.7%	94.8%	93.8%
Average operating revenue per tractor per week	$3,572	$3,571	$3,374	$3,599
Average revenue per tractor per week (3)	$2,884	$2,795	$2,806	$2,852
Average revenue per seated tractor per week(3)	$2,956	$2,842	$2,890	$2,913
Average length of haul in miles	622	606	625	611
Average revenue per loaded mile (3)	$1.55	$1.63	$1.54	$1.62
Ending company tractors	769	791	769	791
Ending owner/operators tractors	478	485	478	485
Ending trailers	2,170	2,133	2,170	2,133
Weighted average tractors	1,234	1,271	1,234	1,265

(1) Operating expenses divided by operating revenue.
(2) Operating expenses minus fuel surcharge revenue, divided by operating revenue excluding fuel surcharge revenue.
(3) Excludes fuel surcharge, brokerage, and other revenue. For the three months ended September 30, 2005 and 2006, brokerage revenue was $1,918 and $2,377. For the nine months ended September 30, 2005 and 2006, brokerage revenue was $6,497 and $6,674.

SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	September 30,
	2005	2006
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$168	$1,907
Receivables, net	19,820	21,402
Inventories	938	1,083
Prepaid expenses and other	5,705	6,986

Total current assets	26,631	31,378

Property and equipment	121,126	125,310
Less accumulated depreciation	59,704	54,798

Net property and equipment	61,422	70,512

Other assets	2,058	2,060

Total assets	$90,111	$103,950

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current debt	$8,363	$10,116
Accounts payable and accrued expenses	17,351	19,442

Total current liabilities	25,714	29,558

Long-term debt	25,185	29,066
Deferred income taxes	11,734	13,389

Total liabilities	62,633	72,013

Stockholders’ equity	27,478	31,937

Total liabilities and stockholders’ equity	$90,111	$103,950